Exhibit 99.(r)(1)

THE BLACKROCK CLOSED END TRUSTS

CODE OF ETHICS

I.                      Introduction.

The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of The BlackRock Closed End Trusts (the “Trusts”) from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-l (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”). This Code of Ethics is required by paragraph (c) of the Rule. A copy of the Rule is attached to this Code of Ethics as Appendix 1.

Access Persons of the Trusts, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Trusts. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Persons interest and the interests of the Trusts, or any abuse of an Access Persons position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Trusts trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Trusts. While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

II.                  Definitions.

In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

1.                      ”Access Person” means any “advisory person” of the Trusts or BlackRock. All of the investment advisor’s directors, officers, and general partners are presumed to be “access persons” of the Trusts. All of a Trusts directors, officers, and general partners are presumed to be Access Persons of the Trust. A list of the Trusts Access Persons who are officers and trustees of the Trusts is attached as Appendix 2 to this Code of Ethics and will be updated from time to time.

2.                      ”Advisory person” means (a) any trustee, officer, general partner or employee of the Trusts or of any company in a control relationship to the Trusts, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a “Covered Security” by the Trusts, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Trusts who obtains information concerning recommendations made to the Trusts with regard to the purchase or sale of “Covered Securities”.

3.                      ”Beneficial ownership” has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, a copy of which is included as Appendix 3. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

4.                      ”BlackRock” means BlackRock Advisors, LLC the investment advisor of the Trusts.

5.                      ”BlackRock Code” means the Employee Investment Transaction Policy adopted by BlackRock and approved by the Board.

6.                      ”Control” has the meaning set forth in Section 2(a)(9) of the Act.

7.                      ”Covered Security” has the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include: direct obligations of the Government of the United States; bankers acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. For the avoidance of doubt, both shares issued by exchange-traded funds organized as open-end investment companies and shares issued by exchange-traded funds organized as unit investment trusts are “Covered Securities.” A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

8.                      ”Independent trustee” means a trustee of the Trusts who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the Act.

9.                      ”Investment Personnel” of the Trusts means (a) any employee of the Trusts (or of any company in a control relationship to the Trusts) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trusts and (b) any natural person who controls the Trusts and who obtains information concerning recommendations made to the Trusts regarding the purchase or sale of securities by the Trusts.

10.                ”IPO” means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

11.                ”Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

12.                ”Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

III.              Restrictions Applicable to Directors, Officers and Employees of BlackRock.

1.                      All Directors, officers and employees of BlackRocks investment advisory companies shall be subject to the restrictions, limitations and reporting responsibilities set forth in the BlackRock Code, respectively, as if fully set forth herein.

2.                      Persons subject to this Section III shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections IV. and V. below.

IV.              Prohibitions; Exemptions.

1.                    Prohibited Purchases and Sales.

A.                  No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

(1)                 is being considered for purchase or sale by the Trusts; or

(2)                 is being purchased or sold by the Trusts.

2.                    Exemptions From Certain Prohibitions.

A.                  The prohibited purchase and sale transactions described in paragraph IV.1 above do not apply to the following personal securities transactions:

(1)                 purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)                 purchases or sales which are non-volitional on the part of either the Access Person or the Trusts;

(3)                 purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

(4)                 purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

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(5)                 any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

(6)                 any purchase or sale which the Compliance Officer of BlackRock (as defined in the BlackRock Code) approves on the grounds that its potential harm to the Trusts is remote.

3.                    Prohibited Recommendations.

An Access Person may not recommend the purchase or sale of any Covered Security to or for the Trusts without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

A.                  any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

B.                    any contemplated purchase or sale by such person of a Covered Security;

C.                    any position with such issuer or its affiliates; or

D.                   any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

4.                    Pre-approval of Investments in Initial

Public Offerings or Limited Offerings.

A.                  No Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an initial public offering (“IPO”) or a Limited Offering unless an officer of the Trusts approves the transaction in advance. The Secretary shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

V.                  Reporting.

1.                    Initial Holdings Reports.

No later than ten (10) days after a person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), he or she must report to the Trusts the following information:

(i)                    the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)                 the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)              the date that the report is submitted by the Access Person.

2.                    Quarterly Reporting.

A.                  Every Access Person shall either report to the Trusts the information described in paragraphs B and C below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in paragraph D below.

B.                    Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(1)                 the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)                 the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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(3)                 the price of the Covered Security at which the transaction was effected;

(4)                 the name of the broker, dealer or bank with or through whom the transaction was effected;

(5)                 the date that the report is submitted by the Access Person; and

(6)                 a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Trusts.

C.                    With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than 30 days after the end of a calendar quarter, an Access Person shall provide a report to the Trusts containing the following information:

(1)                 the name of the broker, dealer or bank with whom the Access Person established the account;

(2)                 the date the account was established; and

(3)                 the date that the report is submitted by the Access Person.

D.                   If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 30 days after the end of that calendar quarter, provide a written representation to that effect to the Trusts.

3.                    Annual Reporting.

A.                  Every Access Person shall report to the Trusts the information described in paragraph B below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

B.                    Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(1)                 The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)                 The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)                 The date that the report is submitted by the Access Person.

4.                    Exceptions to Reporting Requirements.

A.                  An Access Person is not required to make a report otherwise required under paragraphs 1, 2 or 3 above with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this paragraph 4(A) to avoid making such a report, the Access Person shall, not later than 10 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

B.                    An independent trustee of the Trusts who would be required to make a report pursuant to paragraphs 1, 2 or 3 above solely by reason of being a trustee of the Trusts is not required to make an initial holdings report under paragraph 1 above and an annual report under paragraph 3 above, and is only required to make a quarterly report under paragraph 2 above if the independent trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the independent trustees official duties as a trustee of the Trusts, should have known that (a) the Trusts has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (b) the Trusts or BlackRock has within the last 15 days considered

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a transaction in the same security or is considering a transaction in the same security or within the next 15 days is going to consider a transaction in the same security.

5.                    Annual Certification.

A.                  All Access Persons are required to certify that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph A is attached to this Code of Ethics as Appendix 4.

B.                    The Trusts and BlackRock shall prepare an annual report to the Board of Trustees of the Trusts to be presented at the first regular meeting of the Board after March 31 of each year and which shall:

(1)                 Summarize existing procedures concerning personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;

(2)                 describe any issues arising under the Code of Ethics or procedures since the last report to the Board including, but not limited to, information about any material violations of the Code of Ethics or procedures and the sanctions imposed during the past year;

(3)                 identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

(4)                 contain such other information, observations and recommendations as deemed relevant by the Trusts or BlackRock; and

(5)                 certify that the Trusts, BlackRock have adopted Codes of Ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.

6.                    Notification of Reporting Obligation and Review of Reports.

Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Trusts Secretary who shall review such reports.

7.                    Miscellaneous.

A.                  Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.              Confidentiality.

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Trusts) any information regarding securities transactions by the Trusts or consideration by the Trusts or BlackRock of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII.          Sanctions.

Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Trusts may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any trustee, officer or employee of the Trusts, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

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Appendix 1

Rule 17j-l under the Investment Company Act of 1940

Appendix 2

The following are “Access Persons” for purposes of the foregoing Code of Ethics:

Name	Title

Trustees
Ralph L. Schlosstein	Chairman/Trustee
Richard E. Cavanagh	Trustee
Kent Dixon	Trustee
Frank J. Fabozzi	Trustee
Kathleen F. Feldstein	Trustee
R. Glenn Hubbard	Trustee

Officers
Robert S. Kapito	President
Anne Ackerley	Vice President
Donald C. Burke	Treasurer
Jay Fife	Assistant Treasurer
Vincent Tritto	Secretary
Brian Kindelan	Assistant Secretary
Howard Surloff	Assistant Secretary
Neal Andrews	Assistant Treasurer
Robert Mahar	Assistant Treasurer
Spencer Fleming	Assistant Treasurer

Appendix 3

Rule 16a-l(a)(2) under the Securities Exchange Act of 1934

Appendix 4

CERTIFICATION FORM

This is to certify that I have read and understand the Code of Ethics of the BlackRock Closed End Trusts approved in February 2005, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign your name here:

Please print your name here:

Please date here:

Please sign two copies of this Certification Form, return one copy to Mr. Bart Battista, Chief Compliance Officer, BlackRock Advisors, LLC, 40 East 52nd Street, New York, NY 10022, and retain the other copy, together with a copy of the Code of Ethics, for your records.